Exhibit 99.1

Blackstone Private Credit Fund Declares Special Dividend

New York, June 27, 2022 – Blackstone Private Credit Fund (BCRED or the “Fund”) today announced that due to strong earnings and the positive impact from rising interest rates, its Board of Trustees has declared a special distribution of the Fund’s excess undistributed net investment income for each class of the Fund’s shares. The special distribution will be in the amount of $0.05 per share plus the estimated undistributed net investment income in excess of $0.05 per share available as of the record date of August 21, 2022 (the “Record Date”) and will be paid on or about September 1, 2022. The estimated undistributed net investment income and the precise amount of the special distribution will be determined closer to the Record Date.

About Blackstone Private Credit Fund

Blackstone Private Credit Fund (BCRED) is Blackstone’s non-listed business development company (BDC). Leveraging Blackstone’s institutional-caliber investment approach, BCRED aims to provide income-focused individual investors access to private credit in a continuously offered fund structure. It is part of Blackstone Credit’s $74 billion direct lending platform, which provides privately originated, senior secured, floating rate loans to U.S. and European companies. BCRED is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in credit investing.

About Blackstone Credit

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $230 billion in AUM. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

Forward-Looking Statements

Certain information contained in this communication constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology, such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “can,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates”, “confident,” “conviction,” “identified” or the negative versions of these words or other comparable words thereof. These may include financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements regarding future performance, statements regarding economic and market trends and statements regarding identified but not yet closed investments. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. BCRED believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in its prospectus, and any such updated factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or BCRED’s prospectus and other filings). Except as otherwise required by federal securities laws, BCRED undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts

Media

Mariel Seidman-Gati

Mariel.seidmangati@blackstone.com

+1 917-698-1674